UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2005

DONALDSON COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-7891	41-0222640

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1400 West 94th Street Minneapolis, MN 55431

(Address of principal executive offices)

(952) 887-3131

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8. 01.    Other Events.

        Effective June 27, 2005, the Board of Directors of Donaldson Company, Inc. (“Donaldson”) authorized the acceleration of vesting of certain unvested and “out-of-the-money” stock options outstanding under Donaldson’s 2001 equity incentive plan. The accelerated options were granted in Fiscal 2004 and Fiscal 2005 with a three-year vesting period and have exercise prices per share ranging from $30.38 to $30.69. Options for the purchase of approximately 511,242 shares of the common stock of Donaldson became exercisable immediately as a result of such action. No options held by any director or named executive officer of Donaldson were included in this acceleration action.

        The primary purpose of the acceleration was to reduce the impact of future compensation expense that Donaldson would otherwise recognize in its consolidated statement of operations with respect to these options upon the effective date of Statement of Financial Accounting Standard No. 123R (FAS 123R), “Share Based Payment”, which Donaldson believes to be in the best interest of its stockholders. Donaldson will be required to apply the expense recognition provisions of FAS 123R for its fiscal year beginning August 1, 2005.

        By accelerating the vesting of these stock options into fiscal 2005, Donaldson expects to reduce its non-cash compensation expense going forward by approximately $2.1 million in fiscal 2006, $1.2 million in fiscal 2007 and $300 thousand in fiscal 2008 on a pre-tax basis. The acceleration of vesting of these options did not result in a charge in fiscal 2005 based on generally accepted accounting principles. This amount will instead be reflected in pro forma footnote disclosure to the 2005 fiscal year-end financial statements. This footnote treatment is permitted under the transition guidance provided by the Financial Accounting Standards Board.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Date: July 1, 2005

DONALDSON COMPANY, INC.

By:	/s/ Norman C. Linnell

Name: Norman C. Linnell
Title: Vice President, General Counsel
and Secretary